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                                                                  EXHIBIT 10.8.4

                           SECOND AMENDMENT TO LEASE


THIS SECOND AMENDMENT TO LEASE (the "Agreement") is made and entered into this 12 day of August 1996, by and between SYMPHONY WOODS LIMITED PARTNERSHIP ("Landlord"), and CREDIT MANAGEMENT SOLUTIONS, INC. ("Tenant").

                                  WITNESSETH:

WHEREAS, Landlord and Tenant have previously entered into a lease agreement dated February 10, 1995, as amended by the First Amendment to lease dated March 29, 1995 (collectively, the "Lease") for the use and occupancy of certain premises by Tenant commonly known as Suites 301, 305, 310, 316 and 100 (collectively, the "Demised Premises") in the building located at 5950 Symphony Woods Road, Columbia, Maryland (the "Building"); and

WHEREAS, Landlord and Tenant do hereby intend to amend and modify the Lease as hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Expansion Space. Effective September 1, 1996 (the "First Expansion Space Commencement Date"), Suite 204, comprising approximately 1,170 rentable square feet in the Building, on the area indicated on the site plan as shown on Exhibit A, which is attached hereto and incorporated herein, (the "Expansion Space") shall be added to the Demised Premises so that as of the First Expansion Space Commencement Date, the Demised Premises shall consist of approximately 15,435 rentable square feet. Tenant's occupancy of the First Expansion Space shall be subject to all of the general terms and conditions contained in the Lease.

     Effective as of November 1, 1996 (the "Second Expansion Space Commencement Date"), Suite 311, comprising approximately 1,250 rentable square feet and Suite 318, comprising approximately 807 rentable square feet in the Building, in the areas indicated on the site plan as shown on Exhibit "B", which is attached hereto and incorporated herein (collectively, the "Second Expansion Space") shall be added to the Demised Premises so that as of the Second Expansion Space Commencement Date, the Demised Premises shall consist of approximately 17,492 rentable square feet. Tenant's occupancy of the Second Expansion Space shall be subject to all of the general terms and conditions contained in the Lease.

2. Rental. The Basic Rental for the Demised Premises, including the First and Second Expansion Spaces shall be payable in advance, in accordance with the provisions of the Lease, in monthly installments as follows:


            Lease Period                                   Monthly Basic Rental
            ------------                                   --------------------

     September 1, 1996 - October 31, 1996                       $21,553.35
     November 1, 1996 - December 31, 1996                       $24,553.14
     January 1, 1997 - February 28. 1997                        $24,578.34
     March 1, 1997 - August 31, 1997                            $24,914.79
     September 1, 1997 - December 31, 1997                      $25,060.00
     January 1, 1998 - February 28, 1998                        $25,085.21
     March 1, 1998 - August 31, 1998                            $25,421.67
     September 1, 1998 - November 30, 1998                      $25,566.89
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     Tenant's Prorata Share of Operating Expenses and Taxes, as set forth in the Lease, shall be increased to 16.6% as of the First Expansion Space Commencement Date and 18.8% as of the Second Expansion Space Commencement Date. Tenant's security deposit shall be increased to $21,553.35 on the First Expansion Space Commencement Date and to $24,553.14 on the Second Expansion Space Commencement Date.

3. Tenant Improvements. Landlord agrees to contribute an amount of money calculated at $0.105 per rentable square foot of each of the Expansion Spaces, multiplied by the number of months remaining in the Lease Term, as extended hereby, as of the respective Expansion Space Commencement Dates (the "Tenant Allowance") towards the cost of constructing certain tenant improvements (the "Tenant Improvements") for the First Expansion Space and the Second Expansion Space in accordance with the space plan (the "Plan") to be approved by both Landlord and Tenant within 10 days of the date of execution of this Agreement. It is understood and agreed that Landlord's contractors shall perform the work in connection with the Tenant Improvements. Landlord shall bid the construction contract to no less than three (3) unaffiliated general contractors; provided, however, such contractors shall be reputable, properly licensed to perform the Tenant Improvement Work and shall maintain the types and amounts of insurance required by Landlord. If the cost to construct the Tenant Improvements pursuant to the Plan exceeds the Tenant Allowance as to either or both Expansion Spaces, then within ten (10) days of Tenant's receipt of an invoice from Landlord, Tenant shall pay Landlord, as additional rent, by certified or cashier's check, an amount equal to the difference between the cost to construct the Tenant Improvements and the Tenant Allowance for the respective Expansion Space. Tenant agrees it shall not make any changes to the Plan without obtaining the prior written consent of Landlord. In the event Tenant shall make changes to the Plan that are approved by Landlord and which result in an additional cost to Landlord of completing the Tenant Improvements in excess of the Tenant Allowance for either or both of the Expansion Spaces, Tenant shall pay to Landlord prior to construction of such changes, as additional rent, any increase in the cost of completing the Tenant Improvements in excess of the Tenant Allowance resulting from such changes in the Plan.

     In the event Tenant, its employees or agents, causes any delays or is otherwise responsible, in whole or in part, for any additional costs in excess of the Tenant Allowance incurred by Landlord in constructing the Tenant Improvements (other than additional costs arising due to changes to the Plan as described above), Tenant shall pay to Landlord within ten (10) business days of receipt of written notice from Landlord, as additional rent, any such additional costs in excess of the Tenant Allowance incurred by Landlord. Tenant's failure to timely pay any such amounts to be paid by Tenant as set forth in this Article, at the time and in the manner set forth in this Article, shall be an event of default. If for any reason
     (i) either of the Expansion Spaces shall not be ready for occupancy by Tenant on or before the applicable Expansion Space Commencement Dates, or
     (ii) the Tenant Improvements are not completed on or before the applicable Expansion Space Commencement Dates, the Lease shall not be affected thereby, nor shall Tenant have any claim against Landlord by reason thereof. All claims for damages arising out of any such delay are hereby waived and released by Tenant.

4. No Brokers. Tenant warrants that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Agreement and that Tenant knows of no other real estate broker or agent who is or might be entitled to a commission in connection with this Agreement. Tenant agrees to indemnify and hold Landlord harmless from and against all claims made by any broker or finder for a commission in connection with this Agreement provided that Landlord has not retained such broker.

5. Release. Tenant expressly acknowledges that it has no, and hereby releases Landlord from any cause of action, defense, claim or demand of which Tenant has knowledge, in law or in equity, against Landlord as of the date hereof, for, upon or by reason of any matter, cause or thing whatsoever, from the beginning of time to this date, arising out of, related to or in connection with the Lease, the Demised Premises or the Building.





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6.           Conflict of Terms.  Except as expressly amended herein, all terms and conditions in the Lease shall remain unchanged and in full force and effect, and all capitalized terms not otherwise defined herein shall have the meaning set forth in the Lease. In the event of any conflict between the terms and conditions of the Lease and the terms and conditions of this Agreement, the terms and conditions of this Agreement shall control.


LANDLORD:                                   TENANT:

SYMPHONY WOODS LIMITED PARTNERSHIP,         CREDIT MANAGEMENT SOLUTIONS, INC.
an Illinois limited partnership

By:  Symphony Woods Partners, Inc.,
     an Illinois corporation,
     its general partner

By: /S/ TOM MOLINA                          By: /s/ JIM DEFRANCESCO
    ---------------------------------           -------------------------------
Its:         Vice President                 Its:
    ---------------------------------           -------------------------------

Witness:                                    Witness:
        -----------------------------               ---------------------------
Date:                                       Date:    8/12/96
     --------------------------------            ------------------------------





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                                    ADDENDUM


             This Addendum shall be attached to and made a part of the Second Amendment to Lease made by and between Symphony Woods Limited Partnership and Credit Management Solutions, Inc. dated 8/12/96.

             The following is a schedule of the rental rates for the respective suites of the Demised Premises, as expanded by the Second Amendment to Lease:


                     Suite       Suites       Suite      Suite        Suites
                      100       301/305        310        316      204/311/318
                     -----      -------       -----     ------     -----------

9/l/97 - 12/31/96    17.00        16.50       17.00      16.50        17.50
1/l/97 - 2/28/97     17.00        16.50       17.00      17.00        17.50
3/l/97 - 8/31/97     17.00        17.00       17.00      17.00        17.50
9/l/97 - 12/31/97    17.00        17.00       17.00      17.00        18.04
1/l/98 - 8/31/98     17.00        17.00       17.00      17.50        18.04
3/l/98 - 8/31/98     17.00        17.50       17.00      17.50        18.04
9/l/98 - 11/30/98    17.00        17.50       17.00      17.50        18.58